Exhibit 99.8

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT
This AMENDED AND RESTATED SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of January 11, 2018, is made by and among Z Acquisition LLC, a Delaware limited liability company (“Buyer”), Ramguard LLC, a Delaware limited liability company (as successor-in-interest by conversion to d.Quant Special Opportunities Fund, L.P., a Delaware limited partnership) (“Seller”) and Christian Zugel (“CZ”).
RECITALS
WHEREAS, as of the date hereof, Seller owns 9,207,056 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of ZAIS Group Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, 6,500,000 shares of Class A Common Stock of the Company (the “Target Shares”), free and clear of all liens, encumbrances or other restrictions of any kind (“Liens”).
WHEREAS, on the date hereof, Buyer is entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, ZGH Merger Sub, Inc. (“Merger Sub”) and Buyer, which, among other things, provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which the outstanding shares of Class A Common Stock (other than Excluded Shares and Appraisal Shares (each as defined in the Merger Agreement)) shall be converted into the right to receive $4.10 per share in cash, without interest.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:
ARTICLE I
 PURCHASE AND SALE

Section 1.01     Purchase and Sale.
(a)     On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Target Shares, free and clear of all Liens.
(b)     At the Closing, Seller shall deliver, or cause to be delivered, to Buyer one or more certificates representing the Target Shares, each duly endorsed in blank or accompanied by stock powers or other instruments of transfer in proper form for transfer.
Section 1.02     Purchase Price.
(a)     The aggregate purchase price to be paid by Buyer for the Target Shares shall be an amount equal to $26,650,000, which shall consist of (i) $13,325,000 in cash (the “Cash Purchase Price”) and (ii) a promissory note and pledge agreement in the form of Schedule A attached hereto (the “Note and Pledge Agreement”).
(b)     Buyer or CZ, as applicable, shall pay, or cause to be paid, the Cash Purchase Price to Seller in installments as follows, in each case, by wire transfer of immediately available funds to an account designated by Seller:
(i)     $5,125,000 shall be paid to Seller by Buyer on the Closing Date;
(ii)     $5,125,000, plus interest in the aggregate amount of $125,000, shall be paid to Seller by CZ on the Closing Date; and
(iii)     $3,075,000, plus interest in the aggregate amount of $125,000, shall be paid to Seller by CZ on or prior to the three month anniversary of the Closing Date.
(c)     Buyer, CZ and any other equity owners of Buyer shall deliver the executed Note and Pledge Agreement and possession of the collateral described in the Note and Pledge Agreement to Seller on the Closing Date.
Section 1.03     Closing.  Subject to the fulfillment or waiver of the conditions precedent set forth in Article V (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, at 9:00 a.m. New York City time on the first (1st) business day after all of the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Buyer and Seller shall agree in writing. For purposes of this Agreement, the term “Closing Date” shall mean the date on which the Closing takes place.  Seller may terminate this Agreement if the Closing does not occur by May 31, 2018.
Section 1.04    Assignment of Voting Right and Proxy. Effective upon the Closing, Seller hereby assigns and transfers to Buyer all rights to vote or act by written consent with respect to the Target Shares with respect to each and every meeting of stockholders or action by written consent in lieu thereof having a record date on or prior to the date of transfer of the Target Shares to Buyer on the stock transfer records of the Company and a meeting or (in the case of action by written consent) effective date following the Closing Date. In furtherance of the foregoing, Seller shall deliver to Buyer, concurrently with the Closing, a duly executed proxy with respect to the Target Shares in the form attached hereto as Schedule C (the “Proxy”), which proxy shall be coupled with an interest sufficient in law to support an irrevocable proxy, and shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action by written consent of stockholders of the Company after the Closing with respect to the matters contemplated by the preceding sentence. Seller hereby revokes any and all prior proxies (other than the Proxy) given by Seller with respect to the subject matter contemplated by this Section 1.04, and, except as contemplated by that certain Stockholder Voting and Support Agreement of even date herewith, Seller shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any person or entity to vote or give instructions with respect to the Target Shares in any manner inconsistent with the terms of this Section 1.04, until the termination of this Agreement.
ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 2.01     Organization.  Seller is duly formed, validly existing, and in good standing under the laws of the State of Delaware.
Section 2.02     Power and Authority; Effect of Agreement.  Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).
Section 2.03     No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement will not (a) conflict with or violate any provision of Seller’s organizational documents, (b) result in any violation or default, give rise to a right of termination or require any notice or consent, under any provision of any material contract to which Seller is a party or by which its properties are bound, (c) require any consent, approval, licence, permit, order or authorization of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of compenent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (other than filings by Seller under Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended) or (d) conflict with or violate any laws, regulations, rules, statutes or orders (“Laws”) applicable to Seller, except, in the case of clauses (b), (c) and (d), where such conflict, violation, default, right of termination or requirement would not, and would not reasonably be expected to, prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement.
Section 2.04     Ownership of Target Shares.  Seller owns beneficially and has good, valid and marketable title to the Target Shares, free and clear of all Liens.  Seller has the right, authority and power to sell, assign and transfer the Target Shares to Buyer. Upon the delivery of the Target Shares to Buyer, Buyer will acquire beneficial and legal title to the Target Shares, free and clear of all Liens.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF BUYER AND CZ
Buyer and CZ hereby jointly and severally represent and warrant to Seller as of the date hereof and as of the Closing Date as follows:
Section 3.01     Organization.  Buyer is duly formed, validly existing, and in good standing under the laws of the State of Delaware.
Section 3.02     Power and Authority; Effect of Agreement.  Buyer and CZ each  have the requisite power and authority to execute and deliver this Agreement and, as applicable, the Promissory Note and the Pledge Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and, as applicable, the Promissory Note and the Pledge Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action. This Agreement is a valid and binding obligation of each of Buyer and CZ, enforceable against Buyer and CZ in accordance with the terms hereof, except as enforceability may be limited by the Bankruptcy and Equity Exception.  When executed and delivered at the Closing, each of the Promissory Note and the Pledge Agreement will be a valid and binding obligation of each of Buyer and, insofar as he is a party thereto, CZ, enforceable against Buyer and CZ in accordance with the terms thereof, except as enforceability may be limited by the Bankruptcy and Equity Exception.
Section 3.03     No Conflicts.  The execution, delivery and performance by Buyer and CZ of this Agreement and, as applicable, the Promissory Note and Pledge Agreement and the consummation by Buyer and CZ of the transactions contemplated by this Agreement will not (a) conflict with or violate any provision of Buyer’s organizational documents, (b) result in any violation or default, give rise to a right of termination or require any notice or consent, under any provision of any material contract to which Buyer or CZ, as applicable, is a party or by which its properties are bound, (c) require any consent, approval, licence, permit, order or authorization of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of compenent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (other than the filing of the Schedule 13E-3 (as defined below)) or (d) conflict with or violate any Laws applicable to Buyer or CZ, as applicable, except, in the case of clauses (b), (c) and (d), where such conflict, violation, default, right of termination or requirement would not, and would not reasonably be expected to, prevent or materially delay the ability of Buyer or CZ, as applicable, to consummate the transactions contemplated by this Agreement.
Section 3.04     Financial Capacity.  Each of Buyer and CZ (independent of and without any reliance on Buyer) will have sufficient cash, marketable securities or other sources of immediately available funds necessary to pay all amounts owed by Buyer or CZ, as applicable, under this Agreement and the Promissory Note as and when such amounts are required to be paid, without any restriction on the use of such funds for such purpose.
Section 3.05     Investment Intent.  Buyer is acquiring the Target Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Target Shares or any portion thereof, and has no present intention of distributing any of such Target Shares.
ARTICLE IV
 ACTIONS PRIOR TO THE CLOSING
Section 4.01     Schedule 13E-3. As promptly as reasonably practicable following the date of this Agreement, Buyer, CZ and the Company shall prepare and cause to be filed with the Securities and Exchange Commission (the “SEC”), and Seller shall cooperate with Buyer and CZ in the preparation of, an amended Rule 13e-3 transaction statement on Schedule 13E-3 relating to the transactions contemplated by this Agreement (the “Schedule 13E-3”).  Without limiting the generality of the foregoing, Seller will promptly furnish to Buyer and CZ any additional information relating to it that is required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) to be set forth in the Schedule 13E-3 or that is otherwise reasonably requested by Buyer or CZ. Buyer and CZ agree that on the date of mailing to the stockholders of the Company, the Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act. Buyer and CZ will use their respective reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as reasonably practicable following its filing with the SEC. Buyer and CZ will cause the Schedule 13E-3 to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Schedule 13E-3 is cleared by the SEC.
Section 4.02     Restriction on Transfer. Seller shall not transfer, sell, pledge (or subject to any Lien), assign, exchange or otherwise dispose of, or grant any option or right to purchase any beneficial interest in, any of the Target Shares, except as expressly contemplated by the terms of this Agreement or otherwise enter into any agreement, contract or understanding with respect to the Target Shares that would be inconsistent with the terms of this Agreement or the transactions contemplated hereby.  Neither Buyer nor CZ shall transfer, sell, pledge (or subject to any Lien), assign, exchange or otherwise dispose of, or grant any option or right to purchase any beneficial interest in, or otherwise enter into any agreement, contract or understanding with respect to any securities to be pledged pursuant to the Note and Pledge Agreement so that all of the securities subject to the Note and Pledge Agreement will be free and clear of all Liens other than the Lien granted to Seller thereunder.
Section 4.03     Additional Agreements.
(a)     Buyer and CZ shall comply in all material respects with all applicable Laws in connection with the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement, including, without limitation, the filing of the Schedule 13E-3 with the SEC, and in connection with any transactions contemplated by the Schedule 13E-3.
(b)     Buyer, CZ and Seller agree with the terms set forth on Schedule B attached hereto.
ARTICLE V
 CONDITIONS TO CLOSING

Section 5.01     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(a)     The representations and warranties of Seller set forth in this Agreement shall have been true and correct in all respects on and as of the date of this Agreement, and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
(b)     The applicable waiting periods under Rule 13e-3 of the Exchange Act and Schedule 13E-3 shall have expired.
(c)     No Law shall have been enacted or promulgated and no order, judgement or decree shall be in effect, in either case, which renders illegal or prohibits the consummation of the transactions contemplated by this Agreement.
(d)     Seller shall have delivered to Buyer the deliverables set forth in Section 1.01(b) and Section 1.04.

Section 5.02     Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions at or prior to the Closing:
(a)     The representations and warranties of Buyer and CZ set forth in this Agreement shall have been true and correct in all respects on and as of the date of this Agreement, and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
(b)     The applicable waiting periods under Rule 13e-3 of the Exchange Act and Schedule 13E-3 shall have expired.
(c)     No Law shall have been enacted or promulgated and no order, judgement or decree shall be in effect, in either case, which renders illegal or prohibits the consummation of the transactions contemplated by this Agreement.
(d)     Buyer shall have delivered to Seller the deliverables set forth in Section 1.02(c), the form and substance of which shall be satisfactory to Seller.
ARTICLE VI
 GENERAL PROVISIONS

Section 6.01     Notices.  All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, as follows:
If to Seller, to:
Ramguard LLC
1515 Ormsby Station Court
 Louisville, KY 40223
Attention:  Neil Ramsey

with a copy (which shall not constitute notice), to:

Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street
Suite 2800
 Louisville, Kentucky 40202
Attention: Mark J. Farmer
If to Buyer or CZ, to:

Two Bridge Avenue
Suite 322
Red Bank NJ 07701
Attention:  Christian Zugel

with a copy (which shall not constitute notice), to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:  John Liftin
Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, or (c) if mailed, five business days after being mailed as described above.

Section 6.02     Entire Agreement.  This Agreement, the Note and Pledge Agreement and the Proxy constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto.

Section 6.03     Amendment and Waiver.  This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by Buyer and Seller; provided, that any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 6.04     Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor the obligations hereunder shall be assignable or transferable by (a) Buyer or CZ, without the prior written consent of Seller or (b) Seller, without the prior written consent of Buyer.
Section 6.05     No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto, any rights or remedies under or by reason of this Agreement.

Section 6.06     CZ Limited Recourse.  The parties acknowledge and agree that, except as otherwise expressly set forth herein, CZ shall not have any liability for any obligations of Buyer under this Agreement.

Section 6.07     Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.08     Counterparts. This Agreement may be executed in any number of counterparts (including by means of .pdf format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 6.09     Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Each of the parties irrevocably agrees that any action or proceeding arising out of or relating to this Agreement shall be brought in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court).

Section 6.10     Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.11     Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  In any litigation arising out of or relating to this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover its legal fees and other costs incurred as a result of or arising out of any breach of this Agreement.

Section 6.12     Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have duly executed this Share Purchase Agreement as of the date first above written.
BUYER:

Z Acquisition LLC

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member

SELLER:

Ramguard LLC

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Managing Member

CZ:

/s/ Christian Zugel
Christian Zugel

Schedule A

Note and Pledge Agreement

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, EXCHANGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY OTHER APPLICABLE LAWS, RULES AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, STATE SECURITIES LAWS, RULES AND REGULATIONS.

PROMISSORY NOTE AND PLEDGE AGREEMENT

New York, New York [_____], 2018	$13,325,000

FOR VALUE RECEIVED, the undersigned, Z Acquisition LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of Ramguard LLC, a Delaware limited liability company (as successor-in-interest by conversion to d.Quant Special Opportunities Fund, L.P., a Delaware limited partnership) (the “Lender”), the principal amount of THIRTEEN MILLION, THREE HUNDRED AND TWENTY FIVE THOUSAND DOLLARS ($13,325,000), in accordance with the terms and conditions set forth below together with interest on the unpaid principal balance hereof from time to time at the rate and on the dates set forth below. Pledgors (as defined below) join this Promissory Note and Pledge Agreement (the “Note”) to evidence their agreement to its terms and to pledge the Pledged Collateral (as defined below) to secure the obligations owed to the Lender hereunder.  The terms of this Note are subject to the terms of Schedule B of the Purchase Agreement (as defined below).
1.     Interest.  The unpaid principal amount of this Note from time to time outstanding shall bear interest at a per annum rate equal to eight percent (8%).  Interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and shall be charged for the actual number of days elapsed.  The Borrower shall make quarterly interest payments in cash to the Lender, which payments are due to the Lender on the last Business Day (as defined below) of March, June, September and December for each year that this Note is outstanding.
2.     Payments.
(a)     The Borrower shall pay the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, in full on December 31, 2019.
(b)     Optional Prepayments.  The Borrower may prepay all or a portion of the outstanding principal amount of this Note, without premium or penalty, together with all accrued and unpaid interest on the principal amount being prepaid, as follows: (x) on any quarterly interest payment date occurring on or after the date that the portion of the Purchase Price (as defined in that certain Share Purchase Agreement, dated as of September 5, 2017, by and among  Christian Zugel, an individual (“CZ”), Borrower and Lender (the “Purchase Agreement”)) payable pursuant to Section 1.02(b) of the Purchase Agreement has been paid in full (“Purchase Agreement Full Payment”), (y) at any time and from time to time in order to comply with Regulation U promulgated by the Board of Governors of the Federal Reserve System or (z) as provided in Section 3(a) or Section 11(b) of this Note. After the Purchase Agreement Full Payment, Borrower also may prepay in full all amounts payable under this Note at any time.
(c)     Mandatory Prepayments.  If, prior to the time that CZ and the Borrower and their Controlled affiliates and any third parties acting in concert with CZ and the Borrower own the remaining outstanding shares of Class A Common Stock of ZAIS Group Holdings, Inc., a Delaware corporation (the “Company”) (such acquisition, a “Take-Private Transaction”), CZ, the Borrower or any of their Controlled affiliates receives any dividend or distribution from the Company or CZ receives any compensatory payments or distributions in excess of his base salary, an amount equal to the net, after-tax cash proceeds received by CZ, the Borrower or any such Controlled affiliate, as the case may be, will be used by the Borrower to repay outstanding principal under this Note, without premium or penalty but together with all accrued and unpaid interest on the principal amount being prepaid.
3.     Additional Agreements.  After consummation of a Take-Private Transaction and until such time as the entire principal and interest and any other amounts due under this Note are paid in full, the Borrower shall not and will cause the Company and the Company’s subsidiaries not to, without the prior written consent of the Lender:
(a)     consummate any sale of material assets for a price in excess of $2,500,000, and/or make any compensatory payments or distributions to CZ in excess of his base salary; provided, however, that Lender’s prior written consent will not be required if an amount equal to the net, after-tax cash proceeds of any such sale of assets will be distributed by the Company and or its subsidiaries to their equity owners and an amount equal to the net, after-tax proceeds of any such sale of assets or compensatory payment or distribution received by CZ, the Borrower or any of their Controlled affiliates (other than the Company and its subsidiaries) will be used by the Borrower to prepay outstanding principal under this Note;
(b)     enter into any agreement that would cause a change in control transaction or sale of a majority or more of the Class A common stock of the Company; or
(c)     make any distributions to its equity owners other than tax distributions.
4.     Default.  If any Default (as defined below) has occurred, then the Lender shall have the right (but not the obligation) to declare all outstanding principal amount of this Note to be immediately due and payable.  In addition, upon the occurrence and during the continuance of a Default (other than a Default pursuant to Section 4(e) herein), the interest rate on this Note shall increase to 12.5% per annum until such Default is cured or waived or until the entire principal amount and all accrued interest and other amounts due under this Note are paid in full.  The following events shall constitute a Default hereunder:
(a)     the Borrower has defaulted in the timely payment of principal or interest hereunder;
(b)     the Borrower or any Pledgor has failed to observe any covenant or agreement set forth herein and such failure shall continue for 20 days;
(c)     any representation or warranty contained in this Note is incorrect or misleading in any material respect when made;
(d)     the Borrower or any Pledgor has filed a petition in bankruptcy or for an arrangement or any similar relief pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or has been adjudicated a bankrupt or insolvent, or consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of all or any substantial part of the Borrower's or any Pledgor’s property, or has made a general assignment for the benefit of creditors, or has admitted in writing the Borrower's or any Pledgor’s inability to pay the Borrower's or any Pledgor’s debts generally as they become due, or shall have taken any action in furtherance of any of the foregoing; provided that any reference to Pledgor in this Section 11(d) shall be limited to any Pledgor Controlled by the Borrower;
(e)     CZ has ceased to be an employee or officer of the Company, or the Controlling shareholder of the Company and/or the Borrower; or
(f)     the Borrower, the Company or any subsidiary has defaulted in the payment of any judgment or the payment when due of any indebtedness for borrowed money in the amount of $1,000,000 or more, and in each case, such default shall not have been cured within 45 days following the occurrence of such payment default.
For purposes of this Note, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” or “Controlling” has the meaning correlative thereto.
5.     Manner of Payment.  All payments of principal and interest on this Note shall be made by certified or bank cashier’s check at the offices of the Lender, 1515 Ormsby Station Court, Louisville, KY 40223, or at such other place within the United States as the Lender shall designate to the Borrower in writing or by wire transfer of immediately available funds to an account designated by the Lender in writing.  If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest then payable under this Note.  “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of New York. All payments on this Note shall be applied first to the payment of any Collection Costs (as defined below), and next to accrued interest, and then to the principal balance hereof, or in such other order as the Lender may elect in its sole discretion.
6.     Additional Shares.  In the event that after the date hereof CZ or any entity (other than the Borrower) wholly owned directly or indirectly by CZ acquires any shares of the Company other than the 6,500,000 shares of Class A Common Stock of the Company that the Borrower purchased from the Lender pursuant to the Purchase Agreement (the “Target Shares”), CZ will cause such entity to become subject to the terms of this Note to the same extent as the Borrower and to provide collateral with the same obligations (including pledging obligations) as the Borrower.
7.     Governing Law.  The validity, construction, and interpretation of this Note will be governed by the internal laws of the State of New York.
8.     Modifications and Amendments; Counterparts.  No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the Borrower and the Lender. This Note may be executed in one or more counterparts, each of which shall be deemed an original.  Said counterparts shall constitute but one and the same instrument and shall be binding upon, and shall inure to the benefit of, each of the undersigned individually as fully and completely as if all had signed one instrument.
9.     Assignment.  No party may assign, transfer, delegate, sell or convey any of his rights or obligations hereunder without the prior written consent of the other party hereto.
10.     Waiver of Presentment, Demand and Dishonor.  The Borrower hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.
11.     Grant of Security Interest.
(a)     As security for the full and punctual payment of the principal (including amounts representing accrued interest on this Note), all accrued interest thereon (including interest that would accrue or become due but for the existence of bankruptcy or similar proceedings involving the Borrower) and all Collection Costs (as defined below), when due and payable (whether upon stated maturity, or otherwise), each of the pledgors listed on the signature pages hereto (collectively, the “Pledgors”), as applicable, hereby grants and pledges a continuing lien on and security interest in, and, as a part of such grant and pledge, hereby pledges, assigns, transfers and conveys to the Lender as collateral security, all of such Pledgor’s interest in (a) all of the equity securities of the Borrower, (b) all of the Class A units of Zais Group Parent, LLC owned by CZ, and (c) all of the equity securities of the Company and its subsidiaries held directly or indirectly by the Borrower, CZ and/or any entity wholly owned by the Borrower or CZ (other than equity securities issued by the Company’s subsidiaries or equity tranches issued by CLOs, in each case held by the Company or any direct or indirect subsidiary of the Company) (collectively, the “Pledged Interests”), any and all dividends and distributions (in cash or other property) in respect of the Pledged Interests, any and all securities or other property issued in substitution or exchange for the Pledged Interests and all proceeds (as defined in the Uniform Commercial Code as in effect in the State of New York) of all of the foregoing (collectively, the “Pledged Collateral”); provided that if and to the extent required at any time in order to comply with Regulation U promulgated by the Board of Governors of the Federal Reserve System, CZ shall cause either (x) the Pledgors to provide additional collateral for the outstanding balance of this Note or (y) the Borrower to prepay a portion of the outstanding balance under this Note. Notwithstanding the provisions of this Section 11(a), the Pledged Interests shall not include the equity interests listed on Exhibit B.
(b)     The Pledgors shall not be permitted to directly or indirectly sell, transfer, assign, pledge, encumber or otherwise transfer (“Transfer”) any of the Pledged Interests unless the Lender has given its prior consent with respect to such Transfer; provided, however, the Borrower may sell any Pledged Interests to a Third Party in consideration for cash (and only cash), if the net cash proceeds received by the Borrower upon such a sale for cash of any of the Pledged Interests (net of taxes and fees) shall be paid to the Lender as a full or partial prepayment of this Note; provided that any dispositions or transfers of Pledge Interests by a Pledgor who is an individual made solely for estate planning purposes will not require the consent of the Lender under this Section 11(b), so long as the transferee of such securities assumes the obligations under this Note and agrees to be bound as a Pledgor by this Note by a signed written instrument in form and substance reasonably satisfactory to the Lender; provided, further, that no such disposition or transfer shall release the Lender’s security interest in the Pledged Interests or relieve the transferor of any of its obligations hereunder. For purposes of this Note, “Third Party” means any Person other than Borrower, any Pledgor, CZ or any Controlled affiliate of Borrower, any Pledgor or CZ.
(c)     Each Pledgor hereby delivers to the Lender instruments of transfer or assignments in blank, as applicable, covering the Pledged Interests and duly executed by each Pledgor for use by the Lender upon a Default hereunder.
(d)     The Pledgors will defend the Lender’s right, title and interest in and to the Pledged Collateral against the claims and demands of all other persons.
(e)     The Pledgors agree to take such additional action as is required from time to time to perfect the Lender’s security interest in the Pledged Collateral.
(f)     So long as a Default (defined below) has not occurred, the Pledgors shall be entitled to (i) vote the Pledged Interests (to the extent such interests have voting rights) and to give all consents, waivers and ratifications in respect of the Pledged Interests and (ii) receive, subject to Section 2(c) or Section 3(c), as applicable, any dividends and distributions (in cash or other property) in respect of the Pledged Interests.  Upon the occurrence of a Default, all voting and other consensual rights of the Pledgors in the Pledged Interests, and the right of the Pledgors to receive distributions in respect of the Pledged Interests, shall cease and may be exercised by the Lender.
(g)     Upon the occurrence of a Default, the Lender shall have and may exercise all rights and remedies afforded to a secured party under the New York Uniform Commercial Code applicable thereto, and shall have the right, but not the obligation, to retain the Pledged Collateral in partial or full satisfaction of the Borrower’s obligations under this Note in accordance with the provisions of, and to the extent permitted under, the New York Uniform Commercial Code. The Lender may sell all of the Pledged Collateral or any portion of the Pledged Collateral at a public or private sale or make other commercially-reasonable disposition of the Pledged Collateral or any portion thereof, provided that the Lender shall provide the Borrower with at least ten (10) days prior written notice of any sale of the Pledged Collateral (which notice the Borrower agrees is reasonable).  With respect to the preceding sentence, the Lender shall, in its sole discretion, to the extent permitted under the New York Uniform Commercial Code, determine the order in which all or any portion of the assets comprising the Pledged Collateral shall be applied in satisfaction of the Borrower’s obligations under this Note; provided, however, that the value of any such assets so applied, if the Lender exercises its option to retain the Pledged Collateral in partial or full satisfaction of the Borrower’s obligations under this Note, shall be determined in accordance with paragraph (h) of this Section 11; and further provided, that in the event the Lender exercises its option to retain the Pledged Collateral in partial satisfaction of the Borrower’s obligations hereunder, interest shall cease to accrue on the remaining unpaid principal and interest under this Note.  Borrower hereby agrees to indemnify the Lender and hold it harmless from and against any and all costs and expenses, including without limitation attorneys fees, reasonably incurred by the Lender in connection with any Default (collectively, “Collection Costs”).
(h)     In the event of a Default and if the Lender exercises its option to retain the Pledged Collateral in partial or full satisfaction of the Borrower’s obligations under this Note, for purposes of this Note the value of the Pledged Collateral of the Pledgors as of any date shall be equal to the fair market value as of such date unless otherwise agreed to by the Borrower and the Lender. Under such circumstances, the fair market value of the Pledged Collateral shall be determined as follows: (i) by agreement between Borrower and Lender, (ii) if Borrower and Lender are unable to agree on the fair market value of the Pledged Collateral within 5 Business Days, then by a nationally recognized independent appraiser with knowledge of the industry or industries in which the Company and its subsidiaries operate, mutually agreed on by Borrower and Lender, or (iii) if Borrower and Lender are unable to agree upon an independent appraiser within 10 Business Days, then either party may request that JAMS or any successor organization thereto appoint, as promptly as practicable, a nationally recognized independent appraiser with knowledge of the industry or industries in which the Company and its subsidiaries operate to determine the fair market value of the Pledged Collateral. The determination of fair market value of the Pledged Collateral pursuant to clauses (i), (ii) or (iii), as applicable, shall be binding on the parties and shall constitute the fair market value of the Pledged Collateral for purposes of this Note. The parties agree that the fair market value of the Pledged Collateral as of the date hereof is $_____. Notwithstanding the foregoing, if the Lender exercises its option to retain the Pledged Collateral in full satisfaction of the Borrower’s obligations under this Note, the Lender may not retain any Pledged Collateral with a fair market value greater than the value of this Note.
(i)     The Borrower agrees that at any time and from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do or cause to be done such further acts and things as the Lender may reasonably request in order to effect the purposes of this Note and the grant and perfection of the security interest hereunder.
(j)     The Borrower agrees that at any time and from time to time, the Lender shall have the right to apply distributions (or hold distributions as cash collateral) in respect of the Pledged Interests, to reduce the principal (including amounts representing accrued interest on this Note) and all accrued interest thereon.
(k)     Pledgors recognize that the Lender may be unable to effect a public sale of the Pledged Collateral by reason of certain provisions contained in the Securities Act, and applicable state securities laws and, under the circumstances then existing, may reasonably resort to a private sale to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account for investment and not with a view to the distribution or resale of the Pledged Collateral.  Pledgors agree that a private sale so made may be at a price and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sale and that the Lender has no obligation to delay sale of the Pledged Collateral for the period of time necessary to permit Pledgors, even if Pledgors would agree to register or qualify the Pledged Collateral for public sale under the Securities Act, and applicable state securities laws.  Pledgors agree that a private sale made under the foregoing circumstances and otherwise in a commercially reasonable manner shall be deemed to have been made in a commercially reasonable manner under the New York Uniform Commercial Code.
(l)     The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have pursuant to applicable law. The Lender may, at any time and from time to time, without notice to or the consent of any Pledgor, and without impairing or releasing, discharging or modifying any Pledgor’s obligations hereunder, (i) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the obligations of the Borrower hereunder; (ii) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the obligations of the Borrower hereunder, any other pledge or security agreements, or any security for any of the obligations of the Borrower hereunder; (iii) substitute, exchange or release any security or guaranty; or (iv) take such actions and exercise such remedies hereunder as provided herein. Each Pledgor hereby waives (x) presentment, demand, protest, notice of dishonor and notice of non-payment and all other notices to which any Pledgor might otherwise be entitled, and (y) all defenses based on impairment of the Pledged Collateral.
12.     Representations and Warranties.  Each Pledgor represents and warrants to Lender that:
(a)     Each Pledgor, as applicable, is the registered and absolute beneficial owner of the applicable Pledged Interests opposite such Pledgor’s name on Exhibit A, free from all liens and security interests, charges, equities and encumbrances as of the date hereof except for the liens and security interests created by this Note, the restrictions set forth in the applicable operating agreement (complete copies of which have been provided to Lender) and in the Purchase Agreement.
(b)     Each Pledgor has the right to enter into this Note, the execution and performance of which will not, either immediately, or with notice and/or passage of time, conflict with or constitute a breach under any material agreement to which such Pledgor is a party, or result in the creation or imposition of any encumbrance upon the Pledged Collateral except as granted hereby.
(c)     The Pledged Interests are validly issued and outstanding, fully paid and, except as set forth on Exhibit B, constitute (a) all of the equity securities of the Borrower, (b) all of the Class A units of Zais Group Parent, LLC owned by CZ and (c) all of the equity securities of the Company and its subsidiaries held directly or indirectly by the Borrower, CZ and/or any entity wholly owned by the Borrower or CZ (other than equity securities issued by the Company’s subsidiaries or equity tranches issued by CLOs, in each case held by the Company or any direct or indirect subsidiary of the Company). Pledged Interests are represented by the certificates identified on Exhibit A. All of the Pledged Interests constituting corporate stock are non-assessable.
(d)     Each Pledgor has the unencumbered and unrestricted right to pledge the Pledged Collateral and no consent or approval of any governmental authority or other person or entity that has not been obtained was or is necessary to the validity of terms of this Note or the enforcement of the Lender’s rights and remedies hereunder.  Except as set forth in the applicable operating agreement, the Pledged Collateral is not subject to any restriction which would prohibit or restrict the security interest, pledge and assignment hereunder or the exercise of the Lender’s rights and remedies hereunder.
(e)     Each Pledgor that is an entity is duly organized, validly existing and in good standing under the laws of its state of formation or organization, as applicable, identified on the signature pages hereto and has all requisite power and authority (corporate and other) to own its properties and conduct its business as such business is presently being conducted. CZ’s principal residence is located at 35 Middletown Road, Holmdel, NJ 07733.
(f)     This Note has been executed and delivered by each Pledgor and the execution of this Note and the delivery of the certificates representing the Pledged Interests to the Lender creates a first priority perfected security interest in favor of the Lender in the Pledged Interests.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first above written.

Z ACQUISITION LLC, as Borrower

By: _________________________
Name: Christian Zugel
Title: Managing Member

IN WITNESS WHEREOF, solely for purposes of Sections 11 and 12 of this Note, each of the following Pledgors has duly executed and delivered this Note as of the date first above written:

[_____], as Pledgor

By: _________________________
Name:
Title:

[_____], as Pledgor

By: _________________________
Name:
Title:

[_____], as Pledgor

By: _________________________
Name:
Title:

Exhibit A

Pledgor	Pledged Interests	Certificate Number

Exhibit B

Equity Interests Not Pledged

Owner	Equity Interest

[NTD: Exhibit B not to include any equity securities of the Borrower, any Class A units of Zais Group Parent, LLC owned by CZ, or any equity interest owned by Borrower or CZ]

Schedule B
Additional Agreements
In the event that within one (1) year after September 5, 2017, Buyer, CZ or any of their respective controlled affiliates enters into a definitive agreement with the Company or commences a tender offer recommended by the Company’s board for a Take-Private Transaction at a price per share in excess of $4.10, each of the cash consideration amounts paid or payable to Seller and the initial principal amount of the promissory note contained in the Note and Pledge Agreement shall be adjusted on a pro rata basis, with effect from Closing, such that Seller shall have received (or be entitled to receive) such greater per share consideration amount. A similar adjustment in the price payable for the Target Shares will be made if within the one (1) year period after September 5, 2017, there is a change in control transaction or sale of a majority or more of the Class A common stock of the Company at a price per share in excess of $4.10.

Schedule C
IRREVOCABLE PROXY
TO VOTE 6,500,000 SHARES OF CLASS A COMMON STOCK OF
ZAIS GROUP HOLDINGS, INC.
Ramguard LLC (“Seller”) hereby irrevocably (to the fullest extent permitted by applicable law) appoints Christian Zugel, or any other designee of Z Acquisition LLC (“Buyer”), as the sole and exclusive attorney and proxy of Seller, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that Seller is entitled to do so) with respect to the 6,500,000 shares of Class A Common Stock of Zais Group Holdings, Inc, (the “Company”) transferred to Buyer on the date of this Irrevocable Proxy (collectively, the “Target Shares”), with respect to each and every meeting of stockholders of the Company or action by written consent in lieu thereof having a record date on or prior to the date of transfer of the Target Shares to Buyer on the stock transfer records of the Company and a meeting or (in the case of action by written consent) effective date following the date of this Irrevocable Proxy. Upon Seller’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by Seller with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Seller agrees not to grant any subsequent proxies with respect to such subject matter or enter into any agreement or understanding with any person to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy (if and to the extent Seller retains such authority).
 This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy and is granted pursuant to that certain Amended and Restated Share Purchase Agreement dated as of January 11, 2018 (the “Agreement”).
The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Seller to act as Seller’s attorney and proxy to vote the Target Shares, and to exercise all voting and other rights of Seller with respect to the Target Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting having a record date on or prior to the date of transfer of the Target Shares to Buyer on the stock transfer records of the Company and a meeting or (in the case of action by written consent) effective date following the date of this Irrevocable Proxy.
All authority herein conferred and all obligations of Seller hereunder shall be binding upon the successors and assigns of Seller.
This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Buyer.
Dated:
Ramguard LLC
By: ______________
Name:
 Title: